Exhibit 10.33.5.2
LETTER AGREEMENT
     This letter agreement (the “Agreement”) is made and entered into as of April 5, 2007 by and between Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”) and Security Capital Preferred Growth Incorporated, a Maryland corporation (the “Investor”).
Recitals
     WHEREAS, the Company, Ashford Hospitality Limited Partnership, a Delaware limited partnership, and the Investor have entered into that Series B Cumulative Convertible Redeemable Preferred Stock Purchase Agreement dated as of December 27, 2004 (the “Purchase Agreement”), as amended by Amendment No. 1 to the Purchase Agreement and Common Stock Purchase Agreement dated as of February 8, 2005;
     WHEREAS, subject to the conditions set forth herein, the Company desires that the Investor agree to temporarily amend the financial covenants set forth in Section 6.4 of the Purchase Agreement (the “Financial Covenants”) and, in consideration therefor, the Investor desires that the Company agree to delay and condition the application of certain provisions of the Company’s Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series B-1 Preferred Stock (the “Articles Supplementary”);
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:
     1. Temporary Amendment
     (a) Subject to the conditions set forth in paragraph (b) of this Section 1, effective with the execution of this Agreement until the close of business on December 31, 2007 (the “Waiver Period”), the parties agree that the reference to “75.0%” set forth in clause (ii) of the first sentence of Section 6.4 of the Purchase Agreement shall be revised to be “85.0%” (the “Temporary Amendment”). During the Waiver Period, compliance with the Temporary Amendment shall not be considered a breach or non-performance of such Financial Covenant. Following the Waiver Period, the Temporary Amendment shall lapse and be of no further effect, and clause (ii) of the Financial Covenants set forth in Section 6.4 of the Purchase Agreement shall once again refer to 75.0%.
     (b) Investor’s agreement to the Temporary Amendment is expressly conditioned (the “Condition”) on the Company completing its acquisition of a 51-hotel portfolio from CNL Hotels & Resorts, Inc., a Maryland corporation (“CNL”), on or before April 18, 2007, substantially in accordance with the terms of that certain Purchase and Sale Agreement, by and between CNL and Ashford Sapphire Acquisition, LLC, a Delaware limited liability company, and substantially in accordance with the terms of the financing arrangements for such acquisition as described to the Investor. If the Condition is not satisfied, this entire Agreement shall become null and void and of no further force or effect.

     2. Redemption at the Option of the Company
     The Company agrees that it may not redeem the Series B-1 Preferred Stock (as defined in the Articles Supplementary) prior to January 2, 2008. The parties acknowledge that the Company may redeem the Series B-1 Preferred Stock pursuant to clause (i) of Section 5(a) of the Articles Supplementary on January 2, 2008 or any date thereafter, through and including June 14, 2008, and the parties acknowledge that the Company may deliver notice of the redemption pursuant to Section 5(d) of the Articles Supplementary prior to January 2, 2008, provided, that the Redemption Date (as defined in the Articles Supplementary) shall be on the 30th day after providing such notice in the manner set forth in Section 5(d) of the Articles Supplementary (or, if such 30th day is not a Business Day (as defined in the Articles Supplementary) on the next succeeding Business Day); provided further, that in order for the Company to redeem the Series B-1 Preferred Stock during the period January 2, 2008 through June 14, 2008 pursuant to clause (i) of Section 5(a) of the Articles Supplementary, the Company must be in compliance with the Financial Covenants from the date notice of the redemption is provided to the Investor in accordance with Section 5(d) of the Articles Supplementary to the Redemption Date. Further, the Company may not redeem the Series B-1 Preferred Stock pursuant to clause (ii) of Section 5(a) of the Articles Supplementary, which redemption rights commence on June 15, 2008, unless the Company is in compliance with the Financial Covenants from the date notice of the redemption is provided to the Investors in accordance with Section 5(d) of the Articles Supplementary to the Redemption Date, and the parties further acknowledge that the Company may deliver notice of the redemption pursuant to Section 5(d) of the Articles Supplementary prior to June 15, 2008.
     3. Cure Period
     If at any time during the Waiver Period or through January 2, 2008, the Company is not in compliance with the Financial Covenants applicable at the time, the Company shall be considered in breach or non-performance of a covenant contained in the Purchase Agreement, and the parties agree that such non-compliance shall be treated for all events as if it had remained uncured for more than 120 days and therefore will be considered a Covenant Violation (as defined in the Articles Supplementary). For avoidance of doubt, the Purchase Agreement as in effect immediately following the end of the Waiver Period shall not include the Temporary Amendment. Also, for avoidance of doubt, for purposes of determining a Covenant Violation, any breach or non-performance of a covenant contained in the Purchase Agreement that occurs on or after January 3, 2008 shall not be treated as if it had remained uncured for more than 120 days and as a result will not be considered a Covenant Violation unless and until such breach or non-compliance remains uncured for 120 days.
     4. Reservation of Rights
     Except as otherwise expressly provided in this Agreement, and both during and following the expiration of the Waiver Period, the Purchase Agreement and the Articles Supplementary shall each remain in full force and effect, and shall not be otherwise waived or modified by this Agreement. The Company and the Investor expressly reserve any and all rights, claims and remedies that they have or may have against the other under the Purchase Agreement, the Articles Supplementary, applicable law or otherwise.
     5. Amendments
     No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the parties, and no termination or waiver of any provision of this Agreement, or consent to any departure from the obligations hereunder, shall in any event be effective without the written consent of the parties.
     6. Successors and Assigns
     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.
     7. Sole Benefit
     This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or interest under or because of the existence of this Agreement.
     8. Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the city of Chicago for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     9. Counterparts
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10. Section Titles
     The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     11. Severability
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Executed and delivered as of the date first written above.

SECURITY CAPITAL PREFERRED GROWTH INCORPORATED
By:	/s/ Anthony R. Manno, Jr.
	Name:	Anthony R. Manno, Jr.
	Title:	President

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ David A. Brooks
	Name:	David A. Brooks
	Title:	Chief Legal Officer